EXHIBIT 4(c)
                              MANATRON, INC.

                       1995 LONG-TERM INCENTIVE PLAN


                                 SECTION 1

                  ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

    1.1 ESTABLISHMENT OF PLAN. The Company hereby establishes the 1995 LONG-TERM INCENTIVE PLAN (the "Plan") for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant or award of Options, Restricted Stock, and Tax Benefit Rights.

    1.2 PURPOSE OF PLAN. The purpose of the Plan is to provide directors, officers and key management employees of the Company and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Company's shareholders through the opportunity for increased stock ownership, and to attract and retain directors, officers and key employees of exceptional ability. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.


                                 SECTION 2

                                DEFINITIONS

 The following words have the following meanings unless a different meaning is plainly required by the context:

    2.1   "Act" means the Securities Exchange Act of 1934, as amended.

    2.2   "Board" means the Board of Directors of the Company.

    2.3   "Code" means the Internal Revenue Code of 1986, as amended.

    2.4 "Committee" means the Stock Option Plan Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board appointed by the Board all of whom shall be "disinterested persons" as defined in Rule 16b-3 under the Act and "outside directors" as defined in the rules promulgated pursuant to Section 162(m) of the Code.

    2.5 "Common Stock" means the common stock, no par value, of the Company.


    2.6   "Company" means Manatron, Inc., a Michigan corporation.

    2.7 "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or its parent or any Subsidiary. Such participation could be by way of employment, consulting services, directorship or officership. Ownership of less than five percent (5%) of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

    2.8 "Incentive Award" means the award or grant of an Option, Restricted Stock or Tax Benefit Right to a Participant under the Plan.

    2.9 "Market Value" of any security on any given date means: (a) if the security is listed for trading on one or more national securities exchanges (including the NASDAQ National Market System), the last reported sales price on the principal such exchange on the date in question, or if such security shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such security was so traded; or (b) if the security is not listed for trading on a national securities exchange (including the NASDAQ National Market System) but is traded in the over-the-counter market, the mean of highest and lowest bid prices for such security on the date in question, or if there are no such bid prices for such security on such date, the mean of the highest and lowest bid prices on the first day prior thereto on which such prices existed; or (c) if neither (a) nor (b) is applicable, the value as determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

    2.10 "Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonstatutory stock option.

    2.11 "Participant" means directors, corporate officers and other key employees of the Company and its Subsidiaries who the Committee determines are eligible to participate in the Plan and who are designated to be granted an Incentive Award under the Plan.

    2.12 "Reload Options" means Options granted to Participants that, upon exercise, commit the Company to automatically grant to the Participant on the date of exercise additional options.


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    2.13  "Restricted Period" means the period of time during which
          Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

    2.14 "Restricted Stock" means Common Stock awarded to a Participant under Section 6 of the Plan.

    2.15 "Retirement" means the voluntary termination of all employment by a Participant.

    2.16 "Subsidiary" means any corporation of which a majority of the outstanding voting stock is directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries.

    2.17 "Tax Benefit Right" means any right granted to a Participant under Section 7 of the Plan.


                                 SECTION 3

                              ADMINISTRATION

    3.1 POWER AND AUTHORITY. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan, and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall be paid reasonable fees for their services.

    3.2 GRANTS OR AWARDS TO PARTICIPANTS. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to: determine whether and when Incentive Awards will be granted, the persons to be granted Incentive Awards, the amount of Incentive Awards to be granted to each person and the terms of the Incentive Awards to be granted; vary and amend vesting schedules, if any; permit delivery or withholding of stock in payment of the exercise price or to satisfy tax withholding obligations; and Waive any restrictions or conditions applicable to any Incentive Award. Incentive Awards shall be granted or awarded by the Committee, and Incentive Awards may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without



                       -3-
the consent of the Participant, except to the extent that the amendment operates solely to the benefit of the Participant.

    3.3 INDEMNIFICATION OF COMMITTEE MEMBERS. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying upon information furnished in connection with the Plan's administration by any appropriate person or persons.


                                 SECTION 4

                        SHARES SUBJECT TO THE PLAN

    4.1 NUMBER OF SHARES. Subject to adjustment as provided in subsection 4.2 of the Plan, a maximum of 500,000 shares of Common Stock shall be available for any form of Incentive Awards under the Plan. Such shares shall be authorized and unissued shares.

    4.2 ADJUSTMENTS. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for grants or awards under the Plan, together with the Option prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Award, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is cancelled, surrendered, modified, expired or terminated during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award shall be available for other Incentive Awards.

    4.3 LIMITS ON GRANTS. No Participant shall be granted, during any calendar year, Incentive Awards for more than twenty-five percent (25%) of the total shares of Common Stock authorized for issuance under the Plan. The purpose of this subsection 4.3 is to ensure that the Plan provides performance based compensation under Section 162(m) of the Code. This subsection 4.3 shall be interpreted or amended to achieve that purpose.


                                 SECTION 5

                                  OPTIONS

    5.1 GRANT. A Participant may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent

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with the other provisions of the Plan, as shall be determined by the
Committee in its sole discretion. The Committee may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of the Options granted under the Plan. Subject to subsection 4.3, the Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may designate whether or not an Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

    5.2 GRANTS TO NON-EMPLOYEE DIRECTORS. Options to non-employee directors shall be granted under this Plan only pursuant to this subsection
5.2 and only when and to the extent that there are insufficient shares for such grants under the Company's 1989 Stock Option Plan or 1994 Long-Term Incentive Plan. Each non-employee director who has served a full year's term for the prior year shall automatically receive an Option to purchase 1,000 shares of the Company's Common Stock at one hundred percent (100%) of the Market Value on the date of grant. Such Options shall be issued on the date of each annual meeting of the Company's shareholders. These formula grant provisions may be amended by the Board from time to time but not more than once in any six-month period, except as necessary or desirable to comply with the Employee Retirement Income Security Act, the Code or the rules thereunder.

    5.3 OPTION AGREEMENTS. Each Option shall be evidenced by an Option agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

    5.4 OPTION PRICE. The per share Option price shall be determined by the Committee but shall be equal to or greater than one hundred percent (100%) of the Market Value on the date of grant. The date of grant of an Option shall be the date the Option is authorized by the Committee or such future date specified by the Committee as the date for issuing the Option.

    5.5 MEDIUM AND TIME OF PAYMENT. The exercise price for each share purchased pursuant to an Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise). The time and terms of payment may be amended with the consent of the Participant before or after exercise of the Option, but such amendment shall not reduce the Option price. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

    5.6 RELOAD OPTIONS. The Committee may designate whether any Option granted to a Participant is a Reload Option. Unless the Reload Option Agreement provides otherwise, the Option price for Options granted automatically to the Participant upon exercise of a Reload Option shall be


                       -5-
equal to the Market Value on the date the Participant exercised the Reload Option, and the number of shares of common stock subject to the new option shall be equal to the number of shares for which the Reload Option was exercised. The Committee may, in its discretion, add Reload Option features to options outstanding under this Plan and other option plans of the Company.

    5.7 OPTIONS GRANTED TO TEN PERCENT SHAREHOLDERS. No Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Option provides an exercise price equal to at least one hundred ten percent (110%) of the Market Value of the Common Stock, and the exercise of the Option after the expiration of five years from the date of grant of the Option is prohibited by its terms.

    5.8 LIMITS ON EXERCISABILITY. Options shall be exercisable for such periods as may be fixed by the Committee, not to exceed ten years from the grant date. At the time of the exercise of an Option, the holder of the Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue service with the Company and its Subsidiaries for a certain length of time prior to an Option becoming exercisable and may eliminate such delayed vesting provisions. The Committee may also vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of Options granted under the Plan.

    5.9   TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Option agreement provide otherwise, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, all Options granted to a Participant during the Participant's lifetime shall be exercisable during the Participant's lifetime only by such Participant, his guardian, or legal representative.

          (b) OTHER RESTRICTIONS. The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

    5.10  TERMINATION OF EMPLOYMENT OR DIRECTOR OR OFFICER STATUS.

          (a) GENERAL. If a Participant ceases to be employed by or an officer or director of the Company or one of its Subsidiaries for any

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    reason other than the Participant's death, disability or termination for cause, the Participant may exercise an Option only for a period of three months after such termination of employment, director or officer status, but only to the extent the Participant was entitled to exercise the Option on the date of termination, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment or termination as a director or officer: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer.

          (b) DEATH. If a Participant dies either while an employee or officer of the Company or one of its Subsidiaries or after the termination of employment other than for cause but during the time when the Participant could have exercised an Option under the Plan, or if a director dies while serving as a director of the Company or after ceasing to be a director but during such time as the director (or former director) could have exercised an Option under the Plan, the Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for a period of three months after the Participant's death, but only to the extent that the Participant was entitled to exercise the Option on the date of death or termination of employment or director status, whichever first occurred, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (c) DISABILITY. If a Participant ceases to be an employee, officer or director of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise an Option for a period of one year following such termination of employment or status as a director or officer, but only to the extent the Participant was entitled to exercise the Option on the date of such event, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (d) TERMINATION FOR CAUSE. If a Participant is terminated for cause, the Participant shall have no further right to exercise any outstanding unexercised Option issued under the Plan.






                       -7-
                                 SECTION 6

                             RESTRICTED STOCK

    6.1 GRANT. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. Restricted Stock shall be awarded on the condition that the Participant remain in the employ of the Company or one of its Subsidiaries during the Restricted Period. Such condition shall have no effect on the right of the Company or any Subsidiary to terminate the Participant's employment at any time. No payment is required from a Participant for an award of Restricted Stock.

    6.2 RESTRICTED STOCK AGREEMENTS. Each award of Restricted Stock shall be evidenced by a Restricted Stock agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

    6.3   TERMINATION OF EMPLOYMENT OR DIRECTOR OR OFFICER STATUS.

          (a) GENERAL. If a Participant enters into Competition with the Company or ceases to be employed by or an officer or director of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability or Retirement, then any shares of Restricted Stock still subject to restrictions on the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be deemed a termination of employment or termination as a director or officer: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer.

          (b) DEATH OR DISABILITY. Unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment or director or officer status with the Company because of death or disability during the Restricted Period, the Participant's right to all of the Participant's Restricted Stock shall vest as of the date of death or disability, and the Participant's Restricted Stock may be transferred free of any restrictions under the Plan, except any restrictions as the Company may reasonably specify to ensure compliance with federal and state securities laws.




                       -8-
          (c) RETIREMENT. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment or director or officer status with the Company because of Retirement during the Restricted Period, then any shares of Restricted Stock still subject to restrictions on the date of Retirement shall automatically be forfeited and returned to the Company.

    6.4   RESTRICTIONS ON TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement provide otherwise, shares of Restricted Stock shall not be sold, exchanged, transferred, pledged or otherwise disposed of by a Participant during the Restricted Period other than to the Company pursuant to subsection 6.3 or 6.4(b) or by will or the laws of descent and distribution.

          (b) SURRENDER TO THE COMPANY. If any sale, exchange, transfer, pledge or other disposition, voluntary or involuntary, of Restricted Stock that has not vested shall be made or attempted during the Restricted Period, except as provided above in subsections 6.3 and 6.4(a), the Participant's right to the Restricted Stock shall immediately cease and terminate, and the Participant shall promptly surrender to the Company all such Restricted Stock in the Participant's possession.

          (c) OTHER RESTRICTIONS. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

    6.5 RIGHTS AS A SHAREHOLDER. During the Restricted Period, a Participant shall have all rights of a shareholder with respect to his Restricted Stock, including (a) the right to vote any shares at shareholders' meetings; (b) the right to receive, without restriction, all cash dividends paid with respect to such Restricted Stock; and (c) the right to participate with respect to such Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the Common Stock of the Company or any merger, consolidation or other reorganization involving an increase or decrease or adjustment in the Common Stock of the Company. Any new, additional or different shares or other security received by the Participant pursuant to any such stock dividend, stock split, recapitalization or reorganization shall be subject to the same terms, conditions and restrictions as those relating to the Restricted Stock for which such shares were received.





                       -9-
    6.6   DEPOSIT OF CERTIFICATES; LEGENDING OF RESTRICTED STOCK.

          (a) DEPOSIT OF CERTIFICATES. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the relevant Participant and deposited, together with a stock power endorsed in blank, with the Company. In the discretion of the Committee, any such certificates may be deposited in a bank designated by the Committee or delivered to the Participant. Certificates for shares of Restricted Stock that have vested shall be delivered to the Participant upon request within a reasonable period of time. The Participant shall sign all documents necessary or appropriate to facilitate such delivery.

          (b) LEGEND. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

               The shares represented by this certificate were issued subject to certain restrictions under the Manatron, Inc. 1995 Long-Term Incentive Plan (the "Plan"). A copy of the Plan is on file in the office of the Secretary of Manatron, Inc. This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events.

    6.7 REPRESENTATIONS AND WARRANTIES. A Participant who is awarded Restricted Stock shall represent and warrant that the Participant is acquiring the Restricted Stock for the Participant's own account and investment and without any intention to resell or redistribute the Restricted Stock. The Participant shall agree not to resell or redistribute such Restricted Stock after the Restricted Period except upon such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.


                                 SECTION 7

                            TAX BENEFIT RIGHTS

    7.1 GRANT. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a nonqualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax


                      -10-
rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the Option or the disqualifying disposition.

    7.2 RESTRICTIONS. A Tax Benefit Right may be granted only with respect to a stock option issued and outstanding or to be issued under the Plan or any other plan of the Company or its Subsidiaries that has been approved by the stockholders as of the date of the Plan and may be granted concurrently with or after the grant of the stock option. Such rights with respect to outstanding stock options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing stock options. A stock option to which a Tax Benefit Right has been attached shall not be exercisable by an officer or employee subject to Section 16 of the Act for a period of six months from the date of the grant of the Tax Benefit Right.

    7.3 TERMS AND CONDITIONS. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to stock options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the stock option price, unless otherwise provided by the Committee.


                                 SECTION 8

                            GENERAL PROVISIONS

    8.1 NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Incentive Award, and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards. The terms and conditions of the Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

    8.2   WITHHOLDING.  The Company or a Subsidiary shall be entitled to
(a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or


                      -11-
a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate to comply with Rule 16b-3 under the Act.

    8.3 COMPLIANCE WITH LAWS; LISTING AND REGISTRATION OF SHARES. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to applicable laws, rules and regulations, and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

    8.4 NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

    8.5 NO RIGHT TO EMPLOYMENT. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

    8.6 GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

    8.7 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.



                      -12-
                                 SECTION 9

                  EFFECTIVE DATE AND DURATION OF THE PLAN

 This Plan shall take effect July 13, 1995, subject to approval by the shareholders at the 1999 Annual Meeting of Shareholders, or any adjournment thereof or at a special meeting of shareholders. Unless earlier terminated by the Board of Directors, the Plan shall terminate on July 12, 2005. No Incentive Award shall be granted under this Plan after such date.


                                SECTION 10

                         TERMINATION AND AMENDMENT

 The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that without shareholder approval no such amendment may
(a) materially increase either the benefits to Participants under the Plan or the number of shares that may be issued under the Plan; (b) materially modify the eligibility requirements; (c) reduce the Option price (except pursuant to adjustments under subsection 4.2); or (d) impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Incentive Award. No termination, amendment, or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.






















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